Exhibit 99.1

Contact:

Chuck Soponis
Chief Executive Officer
Oragenics, Inc.
(386) 418-4018

FOR IMMEDIATE RELEASE

             ORAGENICS ANNOUNCES FIRST CLOSING ON PRIVATE PLACEMENT

ALACHUA, FL (NOVEMBER 30, 2004): Oragenics, Inc. (AMEX:ONI) announced today that it has made a first closing on a Private Placement of unregistered Units (common shares and warrants) for proceeds totaling $687,500. The company sold 250,000 shares at a price of $2.75 per share, with each share receiving one-half a warrant for the purchase of additional shares at $3.50 per share.

The purpose of the private placement is to raise funds to support the clinical development of the company's various technologies and for general corporate purposes.

Neither the Units, nor the shares of Common Stock underlying the Units or the warrants included in the Units, are registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy in any jurisdiction.

ABOUT ORAGENICS

Oragenics, Inc. is an emerging biotechnology company focused on the development and licensure of innovative products and technologies for improving human health. The company's lead product is a novel oral rinse for the prevention of tooth decay, which is anticipated to enter clinical trials in early 2005. The company is also developing a novel antibiotic with broad-spectrum activity against gram-positive bacteria and a probiotic product aimed at maintaining oral health. The company is headquartered in Alachua, Florida. For more information about Oragenics, please consult the company's website at www.oragenics.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This release includes forward-looking statements which reflect Oragenics' current views with respect to future events and financial performance. These forward-looking statements are based on management's beliefs and assumptions and information currently available. The words "believe", "expect", "anticipate", "intend", "estimate", "project" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Investors should be cautious in relying on forward-looking statements because they are subject to a variety of risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed in any such forward-looking statements. These factors include, but are not limited to (1) the ability to successfully complete development and commercialization of Oragenics' Replacement Therapy for prevention of tooth decay, novel antibiotic, and probiotic product for oral health; (2) the ability to obtain substantial additional funding; (3) the ability to develop and commercialize products before competitors;)4) the ability to develop commercial products with the in-licensed technology; and (5)) other factors detailed from time to time in filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.

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